                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               NOVA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  [NOVA LOGO]

                                April 27, 2001

Dear Shareholder:

  You are cordially invited to attend the 2001 Annual Meeting of Shareholders (the "Annual Meeting") of NOVA Corporation (the "Company") to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 30, 2001, at 10:00 a.m., local time.

  The attached Notice of Annual Meeting and Proxy Statement contain information about the formal business to be considered at the Annual Meeting. Executive officers of the Company, as well as a representative from the Company's independent auditors, Ernst & Young LLP, will be present to respond to questions of shareholders.

  I hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                          Sincerely,

                                          /S/ Edward Grzedzinski
                                          Edward Grzedzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia

-------------------------------------------------------------------------------
                                   IMPORTANT

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN
 THE RETURN ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN
                           PERSON IF YOU SO DESIRE.
-------------------------------------------------------------------------------

                               NOVA CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 30, 2001

  NOTICE HEREBY IS GIVEN that the 2001 Annual Meeting of Shareholders of NOVA Corporation (the "Company") will be held at the offices of the Company at One Concourse Parkway, Suite 300, Atlanta, Georgia, on Wednesday, May 30, 2001, at 10:00 a.m., local time, for the purpose of considering and voting upon:

  1. A proposal to elect the directors of the Company;

  2. A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

  3. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 31, 2001 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                               By Order of the Board of Directors,
                               /s/ Cherie M. Fuzzell
                               Cherie M. Fuzzell
                               Executive Vice President, General Counsel
                               and Secretary

Atlanta, Georgia
April 27, 2001

                               NOVA CORPORATION
                             ONE CONCOURSE PARKWAY
                                   SUITE 300
                            ATLANTA, GEORGIA 30328

                               ----------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 30, 2001

                               ----------------

  This Proxy Statement is furnished to the shareholders of NOVA Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2001 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments or postponements thereof. The Annual Meeting will be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 30, 2001, at 10:00 a.m., local time.

  The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders of the Company is April 27, 2001.

                                    VOTING

General

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $0.01 par value per share ("Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 31, 2001 (the "Record Date"). On the Record Date, approximately 65,403,562 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "FOR" or "AGAINST" and abstentions (including instructions to withhold authority to vote) will be used.

  In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, instructions to withhold authority to vote will not be counted and will have no effect. Pursuant to the Company's Articles of Incorporation, the Company's Common Stock may be voted cumulatively in the election of directors. When cumulative voting is in effect, the right to vote cumulatively means that each shareholder entitled to vote in the election of directors shall be entitled to as many votes as shall equal the number of shares of Common Stock held by the shareholder as of the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them among two or more nominees. Cumulative voting will not be in effect unless a shareholder intending to vote cumulatively gives separate written notice to the Secretary of the Company not less than 48 hours before the time for the Annual Meeting, stating that such shareholder intends to vote his or her shares cumulatively, which notice will be announced at the Annual Meeting before the voting. Instructions with respect to cumulative voting on the proxy card do not constitute notice of an election that a shareholder intends to vote his or her shares cumulatively. In the event that cumulative voting is in effect for the election of directors, the proxies are authorized to cumulate votes so as to elect the maximum number of nominees, subject to instructions to withhold votes with respect to one or more nominees.

  In voting for the proposal to ratify the Board of Directors' appointment of independent auditors for the Company (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

  Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

  As of the Record Date, the directors and executive officers of the Company owned or controlled approximately 1,479,450 shares of Common Stock (excluding shares underlying stock options), constituting approximately 2.26% of the Company's outstanding Common Stock.

Proxies

  In voting with regard to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to the proposal to ratify the appointment of independent accountants, shareholders may vote in favor of or against the proposal or may abstain from voting. Shareholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AS SET FORTH ON THE PROXY CARD. In the event cumulative voting is in effect with respect to Proposal 1, the proxy card confers discretionary authority on the persons named as proxies to cumulate the votes so as to elect the maximum number of nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company at the principal office of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

  In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following sets forth information regarding ownership of the Company's outstanding Common Stock by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as defined below), and (iv) all directors and executive officers as a group. Unless otherwise indicated, this information is as of the Record Date.

                                                     Shares           Percent
Name and Position                             Beneficially Owned(1) of Class(1)
-----------------                             --------------------- -----------
Massachusetts Financial Services Company.....       9,044,591(2)       13.83%
 Principal Shareholder
Harris Associates L.P. ......................       8,047,858(3)       12.30%
 Principal Shareholder
T. Rowe Price Associates, Inc. ..............       6,254,500(4)        9.56%
 Principal Shareholder
Blum Capital Partners, L.P. .................       5,406,200(5)        8.27%
 Principal Shareholder
Edward Grzedzinski...........................       1,228,939(6)        1.86%
 Chairman of the Board, President and Chief
  Executive Officer
Pamela A. Joseph.............................         339,873(7)           *
 Director and Senior Executive Vice President
  of the Company; President and Chief
  Operating Officer--NOVA Information
  Systems, Inc.
Stephen M. Scheppmann........................         102,500(8)           *
 Executive Vice President and Chief Financial
  Officer
Cherie M. Fuzzell............................         135,000(9)           *
 Executive Vice President, General Counsel
  and Secretary
Charles T. Cannada...........................          35,125(10)          *
 Director
Gregory S. Daily.............................       1,106,002(11)       1.68%
 Vice Chairman of the Board
Sean T. Erwin................................           1,950(12)          *
 Director
David M. Ivey................................          23,000(13)          *
 Director
Stephen D. Kane..............................          45,613(14)          *
 Director
Dr. Henry Kressel............................         212,565(15)          *
 Director
Stephen E. Wall..............................           9,500(16)          *
 Director
All directors and executive officers as a
 group (11 persons) .........................       3,240,067(17)       4.82%

--------
  *  Less than 1% of the outstanding Common Stock.
 (1) Includes shares of Common Stock which the named shareholder has a right to acquire, upon the exercise of options, within 60 days following the Record Date. Such shares receivable upon the exercise of options are deemed outstanding for purposes of completing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person shown in the table. For purposes of determining such information for all directors and executive officers as a group, such shares receivable upon exercise of options held by all directors and executive officers are deemed to be outstanding for purposes of computing the percentage ownership of the group.

 (2) As reported in Schedule 13G Amendment No. 2 dated February 12, 2001 filed with the Securities and Exchange Commission (the "SEC") by Massachusetts Financial Services Company ("MFS"). The address for MFS is 500 Boylston Street, Boston, Massachusetts 02116.
 (3) As reported in Schedule 13G Amendment No. 2 dated January 31, 2001 filed with the SEC by Harris Associates L.P and its general partner, Harris Associates Inc. (collectively, "Harris Associates"). The address for Harris Associates is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602.
 (4) As reported in Schedule 13G Amendment No. 3 dated February 14, 2001 filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates").
     These securities are owned by various individual and institutional investors to whom Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.
 (5) As reported in Schedule 13G dated March 6, 2001 filed with the SEC by
     Blum Capital Partners, L.P., its general partner, Richard C. Blum & Associates, Inc., RCBA GP, L.L.C. and Richard C. Blum (collectively, the "Blum Group"). The address for the Blum Group is 909 Montgomery Street, Suite 400, San Francisco, California 94133.
 (6) Includes 54,968 shares held by a grantor trust established by the Company in connection with the Company's Deferred Compensation Plan. Includes 808 shares held by Mr. Grzedzinski's spouse as custodian for a minor child and 808 shares held by Mr. Grzedzinski's daughter. Also includes
     696,831 shares that Mr. Grzedzinski may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Grzedzinski may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
 (7) Includes 255,250 shares that Ms. Joseph may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Ms. Joseph may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
 (8) Includes 62,500 shares that Mr. Scheppmann may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Scheppmann may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
 (9) Includes 115,000 shares that Ms. Fuzzell may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Ms. Fuzzell may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(10) Includes 18,125 shares that Mr. Cannada may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Cannada may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(11) Includes 551,476 shares that Mr. Daily may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Daily may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
     See "Executive Compensation--Compensation Arrangements--Separation Agreement."
(12) Does not include additional shares that Mr. Erwin may acquire upon the exercise of options which will not be exercisable within 60 days following the Record Date.
(13) Includes 10,000 shares held by an irrevocable trust, administered by an independent trustee, for the benefit of Mr. Ivey's minor daughters. Mr. Ivey disclaims beneficial ownership of these shares. Also includes
     1,000 shares that Mr. Ivey may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Ivey may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(14) Includes 45,435 shares that Mr. Kane may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Kane may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(15) Includes 191,400 shares owned by Warburg, Pincus & Co. ("WP"), a general partnership, of which Dr. Kressel is a partner. Dr. Kressel may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares owned by WP. Dr. Kressel disclaims beneficial ownership of these shares. Also includes 500 shares that Dr. Kressel may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Dr. Kressel may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period
(16) Includes 4,500 shares that Mr. Wall may acquire, upon the exercise of options, within 60 days following the Record Date, but does not include additional shares that Mr. Wall may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(17) Includes 1,750,617 shares that may be acquired, upon the exercise of options, within 60 days following the Record Date.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Nominees

  In accordance with the Bylaws of the Company, the Board of Directors of the Company has fixed the number of directors at seven to be effective as of the date and time of the Annual Meeting. Directors are elected annually by the shareholders for a term of one year or until their respective successors have been elected.

  The Board of Directors has nominated the following persons to serve as directors until the next Annual Meeting of Shareholders or until their respective successors are elected. All of the nominees presently are members of the Board of Directors. Each of the nominees has consented to serve a one year term if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominees, or to allow the vacancies created thereby to remain open until filled by the Board, as the Board of Directors recommends.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE SEVEN NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

  Set forth below is certain information regarding each of the nominees. Unless otherwise indicated, the information is as of April 16, 2001.

  Edward Grzedzinski. Mr. Grzedzinski, 46, has served with the Company or its predecessor since February 1991, most recently as Chairman of the Board of Directors, President and Chief Executive Officer. He co-founded the Company's predecessor and wholly-owned subsidiary, NOVA Information Systems, Inc. ("NOVA Information Systems") as its Chief Operating Officer in 1991 and was named Chief Executive Officer in September 1995. From October 1990 to February 1991, Mr. Grzedzinski served as an officer of Phoenix Consulting Group, Inc., a transaction processing consulting company. Mr. Grzedzinski has over 15 years experience in the bankcard industry.

  Charles T. Cannada. Mr. Cannada, 42, has served with the Company or its predecessor as a member of the Board of Directors since January 1995. Mr. Cannada served with WorldCom, Inc., a publicly-held long distance telecommunications firm, from October 1989 until February 2000, at which time he left to pursue private investments. Mr. Cannada also serves as a director of U.S. Unwired, Inc., a publicly-held wireless telecommunications company.

  Sean T. Erwin. Mr. Erwin, 49, has served as a director of the Company since July 2000. Mr. Erwin has served with Kimberly-Clark Corporation since 1978, most recently as President of the Global Nonwovens Sector. Previous positions with Kimberly-Clark Corporation include senior management positions in Australia and Europe.

  David M. Ivey. Mr. Ivey, 51, has served as a director of the Company since May 2000. Mr. Ivey has served as a partner of Long Aldridge & Norman, LLP, a law firm, since 1983. He has served the Company and its predecessor, on behalf of Long Aldridge & Norman LLP, since 1992.

  Pamela A. Joseph. Ms. Joseph, 42, has served with the Company or its predecessor since July 1994, most recently as director and President and Chief Operating Officer of NOVA Information Systems. Prior to joining the Company, Ms. Joseph served for over two years as Director, New Market Development, for VISA and for eight years in various management positions at Wells Fargo Bank.

  Stephen D. Kane. Mr. Kane, 57, has served as a director of the Company since the Company's acquisition of PMT Services, Inc. ("PMT") in September 1998. Prior to the acquisition, Mr. Kane had served as a director of PMT since April 1997. Mr. Kane is Chairman and Chief Executive Officer of International Payment Services, L.L.C. ("IPS"), a privately-held company providing payment services in the United States and Canada. Prior to founding IPS in 1999, Mr. Kane served as President of Stephen D. Kane Enterprises L.L.C., a privately-held business consulting firm, since December 1995. Previously, Mr. Kane was employed by First Financial Management Company from November 1987 to November 1995, most recently as Vice Chairman and Chief Administrative Officer.

  Stephen E. Wall. Mr. Wall, 59, has served as a director of the Company since May 1998. Mr. Wall served with KeyCorp, a bank holding company, from 1970 until his retirement in January 1999, most recently as Executive Vice President. Mr. Wall has over 30 years experience in the financial services industry.

Director Compensation

  Directors of the Company, other than directors who are also employees of the Company (or its subsidiaries), receive a retainer of $2,000 per month for service as a director. Additionally, such directors are entitled to receive $1,000 for attendance at and participation in each Board of Directors meeting (whether in person or by telephone) and $500 for attendance at and participation in each committee meeting (whether in person or by telephone). Directors receive reimbursement for their expenses incurred in connection with travel to and from a meeting. Outside directors are eligible to defer some or all of their cash compensation through participation in the NOVA Corporation Deferred Compensation Plan (see "Executive Compensation--Compensation Arrangements--Deferred Compensation Plan").

  The NOVA Corporation 1996 Directors Stock Option Plan, as amended and restated (the "Directors Plan"), provides for stock options to be granted to outside directors of the Company as partial compensation for their service on the Board. The number of options to be granted to each such director is determined as follows: (i) upon an eligible director's initial election to the Board, an option to purchase 2,000 shares of Common Stock; and (ii) upon beginning any term of service as a director, an option to purchase a number of shares equal to a fraction, the numerator of which is 2,000 multiplied by the number of full or partial months to be served in such term, and the denominator of which shall be 12. The Board of Directors administers the Directors Plan subject to certain limitations.

Meetings and Committees of the Board of Directors

  General. The Board of Directors of the Company conducts its business through meetings of the full Board and through three committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. During the fiscal year ended December 31, 2000, the Board of Directors of the Company met five times, the Compensation Committee met three times, and the Audit Committee met three times. The Nominating Committee was established in January 2001, so it did not meet during fiscal year 2000. During 2000, all directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served, except that Mr. Wall attended three of four regularly scheduled Board meetings and missed a special meeting; Mr. Cannada missed an Audit Committee meeting and a Compensation Committee meeting (which were scheduled for the same day) due to bad weather which cancelled his flight to Atlanta, and George Miller, a former director, attended 50% of the Board meetings and none of the Audit Committee meetings during the last few months of his service.

  Audit Committee. The Audit Committee is responsible for (i) reviewing the audit plan with the Company's independent auditors, the scope and results of their audit engagement and the accompanying management letter; (ii) reviewing the scope and results of the Company's internal auditing procedures; (iii) consulting with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; and (iv) reviewing the independence of the independent auditors. Currently, Mr. Cannada, Mr. Ivey and Mr. Kane are members of the Audit Committee.

  Compensation Committee. The purpose of the Compensation Committee is to make recommendations to the Board of Directors regarding matters of compensation. Mr. Cannada, Mr. Ivey and Mr. Kane are members of the Compensation Committee. During 2000, the Compensation Committee administered the NOVA Corporation 1991 Stock Option and Stock Appreciation Rights Plan, as amended (the "1991 Option Plan"), the NOVA Corporation Amended and Restated 1996 Employees Stock Incentive Plan (the "1996 Stock Incentive Plan"), the NOVA Corporation Amended and Restated 2000 Employees Stock Incentive Plan (the "2000 Stock Incentive Plan"), the NOVA Corporation 401(K) and Profit Sharing Plan (the "401(K) Plan"), and the NOVA Corporation Deferred Compensation Plan (the "Deferred Compensation Plan").

  Nominating Committee. The Nominating Committee assists the Board of Directors by identifying, interviewing and recommending nominees for election as directors of the Company. The Nominating Committee was established in January 2001. The members of the Nominating Committee are Mr. Grzedzinski, Mr. Ivey and Mr. Kane.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") file certain reports concerning their beneficial ownership of the Company's Common Stock. The Company believes that during 2000 all Reporting Persons complied with their Section 16(a) filing obligations in a timely manner, except that Stephen M. Scheppmann filed a late Form 3.

Report of the Compensation Committee

  General. The Compensation Committee of the Board of Directors of the Company is responsible for evaluating the compensation of the Company's executive officers and establishing the guidelines of the Company's compensation policies with respect to its executive officers. Additionally, during 2000, the Compensation Committee administered the 1991 Option Plan, the 1996 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 401(K) Plan, and the Deferred Compensation Plan.

  The Company's compensation policy for executive officers is based on the following principles:

  . Base salaries are competitive with other similarly situated executives of companies of comparable size as well as with companies within the same industry.

  . Annual incentive compensation is based on the Company's performance and realization of its financial goals during the fiscal year, both on a Company-wide basis as well as within the individual executive's area of management.

  . Long-term incentive compensation, in the form of stock options or similar vehicles, will encourage and motivate the executive officers toward the consistent achievement of financial and other operational goals, thereby increasing shareholder value on a long-term basis.

  Base Salary. Base salary is an executive officer's annual rate of pay without regard to any other factors. With respect to Messrs. Grzedzinski and Scheppmann, and Ms. Joseph and Ms. Fuzzell, base salaries were determined in accordance with the terms of their respective employment agreements and are required to be reviewed on an annual basis, although there is no requirement for an annual increase.

  Annual Incentive Compensation. Annual incentive compensation is paid to the executive officers based upon a bonus plan which is approved by the Compensation Committee each year (the "Bonus Plan"). The Bonus Plan entitles the executive officers to earn a percentage of their respective base salaries based upon the achievement of financial goals of the Company, as well as achievement of certain operational goals by the individuals. Pursuant to the terms of their respective employment agreements then in effect, Mr. Scheppmann, Ms. Joseph, and Ms. Fuzzell were each eligible to receive up to 100% of their respective base salaries in the form of annual incentive compensation for 2000. Each of these officers has waived any bonus compensation for 2000 for which they might be eligible. Mr. Grzedzinski, pursuant to the terms of his employment agreement then in effect, was entitled to receive at least 50%, and was eligible to receive up to 150%, of his base salary as annual incentive compensation. Mr. Grzedzinski has waived his bonus compensation for 2000.

  Long-Term Incentive Compensation. The Compensation Committee has granted employee stock options and restricted stock to its executive officers to encourage and motivate these officers to achieve, on a consistent and long-term basis, financial goals that are consistent with the interests of the shareholders of the Company. The Compensation Committee believes this approach is a particularly good method to ensure that the interests of the executive officers are aligned with those of the Company's shareholders, and the longer-term nature of the compensation encourages executive officers to focus on long-term goals in addition to short-term goals.

  Compensation Paid in 2000 to the Chief Executive Officer. Edward Grzedzinski has served as the Company's Chairman, President and Chief Executive Officer since the Company's formation in December 1995. Mr. Grzedzinski has also served in these capacities with respect to the Company's predecessor and wholly-owned subsidiary, NOVA Information Systems, from September 1995 until February 1999. Mr. Grzedzinski continues to serve as Chairman and Chief Executive Officer of NOVA Information Systems. During 2000, Mr. Grzedzinski and the Company were parties to a written employment agreement dated June 16, 1999 (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Grzedzinski was entitled to receive an annual base salary of not less than $540,000, which may be adjusted from time to time at the discretion of the Compensation Committee. For the year ended December 31, 2000, Mr. Grzedzinski received total base compensation of $540,000. Pursuant to the terms of the Employment Agreement, Mr. Grzedzinski also is entitled to receive an annual cash bonus of at least 50%, and is eligible to receive up to 150%, of his base salary, dependent upon the achievement of certain specific financial and other goals. Mr. Grzedzinski has waived his bonus compensation for the year ended December 31, 2000. Mr. Grzedzinski and the Company have recently entered into an amended and restated employment agreement effective February 22, 2001. See "Executive Compensation--Compensation Arrangements-- Employment Agreements." With respect to long term incentive compensation to Mr. Grzedzinski, during 2000 the Compensation Committee took the following actions: (i) granted to Mr. Grzedzinski employee stock options to purchase 350,000 shares of Common Stock pursuant to the 2000 Stock Incentive Plan; (ii) granted to Mr. Grzedzinski 50,000 shares of restricted stock pursuant to the 1996 Stock Incentive Plan; and (iii) authorized a special discretionary contribution of $345,600 to the Deferred Compensation Plan (vesting over three years) on behalf of Mr. Grzedzinski. See "Executive Compensation--Summary Compensation Table," "--Deferred Compensation Plan" and "--Stock Option Grants in Last Fiscal Year." In addition, during 2000, the Company entered into a split-dollar life insurance arrangement with Mr. Grzedzinski. See "Executive Compensation--Compensation Arrangements--Split Dollar Agreement."

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the deductibility for federal income tax purposes of annual compensation paid by a publicly-held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met.

  The Company considers the impact of Section 162(m) of the Code in setting executive compensation. The Company's goal is to maximize the deductibility of compensation under Section 162(m) while maintaining competitive compensation to its executives. The Compensation Committee believes that the executive compensation policies serve the best interests of the shareholders and of the Company. A significant portion of the compensation of the executive officers is directly related to and commensurate with the performance of the Company.

The Compensation Committee
  Stephen D. Kane, Chairman
  Charles T. Cannada
  David M. Ivey

Compensation Committee Interlocks and Insider Participation

  The following directors were members of the Compensation Committee during all or part of 2000: Mr. Cannada, Mr. Kane, Mr. Ivey, and Mr. Wall. None of these directors are employees or former employees, except that Mr. Cannada, who has served as a director of the Company or its predecessor since January 1995, served as interim Chief Financial Officer of the Company from February 2000 to May 2000. None of the Company's executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on the Company's Board of Directors or Compensation Committee.

Audit Committee Report

  The Audit Committee reports as follows with respect to the audit of the Company's audited consolidated financial statements for the year ended December 31, 2000:

  . The Committee has reviewed and discussed with management the Company's audited consolidated financial statements;

  . The Committee has discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, which includes, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

  . The Committee has received written disclosures from the independent auditors required by Independence Standards Board, Standard No. 1 and has discussed with the auditors the auditors' independence from the Company; and

  . Based on review and discussions of the Company's audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors reviews and approves changes to the Audit Committee charter annually. The Board of Directors has determined that the members of the Audit Committee meet the requirements for independence as defined by the applicable New York Stock Exchange listing standards. In addition, the Board of Directors has determined in its business judgement that the membership of Charles T. Cannada, who served as interim Chief Financial Officer of the Company from February to May 2000, is required by the best interests of the Corporation. Mr. Cannada is Chairman of the Audit Committee and has served as a member of the Board of Directors of the Company or its predecessor since January 1995.

 Audit Fees

  In connection with services rendered in connection with the audit of the Company's annual financial statements and the review of the Company's interim financial statements, the Company has estimated that its total audit fees for fiscal year 2000 were approximately $859,880. This figure includes fees for services that were billed to the Company in fiscal year 2001 in connection with the 2000 fiscal year audit.

 Financial Information Systems Design and Implementation Fees

  The Company did not retain Ernst & Young LLP to perform Financial Information Systems Design or Implementation services in fiscal year 2000.

 Other Fees

  During fiscal year 2000, the Company incurred approximately $1,721,442 by Ernst & Young LLP for services not described above, which includes approximately $691,912 in audit-related fees.

  The Audit Committee has considered the provision of non-audit services by Ernst & Young and has determined that the provision of such services is consistent with maintaining the independence of the Company's auditors.

THE AUDIT COMMITTEE
  Charles T. Cannada, Chairman
  David M. Ivey
  Stephen D. Kane

Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock over the period beginning May 8, 1996 (the completion of the Company's initial public offering) and ending December 31, 2000, with the cumulative total return of (i) the Standard & Poor's 500 Stock Index and (ii) an index composed of publicly-held companies which share the same standard industry classification as the Company.

  Cumulative total return values were calculated based on an assumed investment of $100.00 at the beginning of the period and assuming reinvestment of dividends. The return shown for the Common Stock is not necessarily indicative of future performance.

                            STOCK PERFORMANCE GRAPH

[STOCK PERFORMANCE GRAPH]


                     Base  12/31/96 12/31/97 12/31/98 12/31/99 12/29/00
  ---------------------------------------------------------------------
    NOVA CORP/GA    100.00   75.97    85.84   119.10   108.37    68.46
  ---------------------------------------------------------------------
    SIC CODE INDEX  100.00   95.49    99.98    74.28   105.56    23.83
  ---------------------------------------------------------------------
    S&P 500 INDEX   100.00  115.00   153.37   197.20   238.70   216.96

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation awarded or paid for the fiscal years ended December 31, 1998, 1999 and 2000 to the Company's Chief Executive Officer and the three other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 2000, exceeded $100,000 (collectively, the "Named Executive Officers").

Summary Compensation Table

                                        Annual Compensation                 Long Term Compensation
                                  ------------------------------------     -----------------------------
                                                                                    Awards
                                                               Other       -----------------------------   All
                                                               Annual      Restricted       Securities    Other
                                                              Compen-         Stock         Underlying   Compen-
   Name and Principal Position    Year Salary(1) Bonus(2)      sation      Award(s)(3)     Options(#)(4) sation
   ---------------------------    ---- --------- --------     --------     -----------     ------------- -------
Edward Grzedzinski............... 2000 $540,000  $   -- (5)   $345,600(6)  $1,521,875(7)      350,000     $402(8)
 Chairman, President and          1999  540,000      -- (9)    421,619(10)         --         325,000       --
 Chief Executive Officer          1998  405,162      -- (11)     1,145(12)         --         200,000       --

Pamela A. Joseph................. 2000 $350,769  $   -- (13)  $ 96,000(14) $  760,938(15)     175,000     $ --
 Senior Executive Vice President; 1999  266,106      -- (16)        --             --          40,000       --
 President and Chief Operating    1998  156,250   79,687            --             --         200,000       --
 Officer--NOVA Information
 Systems, Inc.

Stephen M. Scheppmann............ 2000 $182,308  $75,000(17)  $     --     $  871,875(18)     155,000     $ --
 Executive Vice President and     1999       --       --            --             --              --       --
 Chief Financial Officer          1998       --       --            --             --              --       --

Cherie M. Fuzzell................ 2000 $218,754  $    --(19)  $ 60,800(20) $       --         100,000     $ --
 Executive Vice President,        1999  166,615       --            --             --         105,000       --
 General Counsel and Secretary    1998       --       --            --             --              --       --

--------
 (1) Base salary compensation earned in the year shown, including amounts deferred at the election of the officer pursuant to the Deferred Compensation Plan or the 401(k) Plan.
 (2) Bonus compensation attributable to the year shown (although in certain cases such amounts were paid in the following year).
 (3) Represents the value of restricted stock granted to the officer in the year shown. The value is calculated by multiplying the closing sale price of the Company's stock on the New York Stock Exchange on the date of grant by the number of shares awarded.
 (4) Represents employee stock options granted to the officer in the year shown. The Company has not issued any stock appreciation rights.
 (5) Mr. Grzedzinski has waived his bonus compensation for fiscal year 2000.
 (6) The Compensation Committee authorized a discretionary cash contribution of $345,600 to the Deferred Compensation Plan in 2000 on behalf of Mr. Grzedzinski. This amount vests in three equal annual increments beginning on the first anniversary of the date of contribution.
 (7) Represents the value of 50,000 shares of restricted stock granted to Mr. Grzedzinski on May 2, 2000. These shares vest in their entirety ("cliff-vest") on the fourth anniversary of the date of grant, provided that Mr. Grzedzinski is employed by the Company on that date. As of December 31, 2000, Mr. Grzedzinski holds an aggregate of 50,000 shares of restricted stock with a value of $996,875 (calculated by multiplying the closing sale price of the Company's stock on the New York Stock Exchange on December 29, 2000 by the aggregate number of shares held).
 (8) Represents the dollar value of the benefit of premiums paid by the Company under a split dollar arrangement for Mr. Grzedzinski based on the amount of the premium attributable to the term insurance portion of the policy. The amount of the premium attributable to the non-term insurance portion of the policy ($272,598) will be repaid to the Company with interest at a rate not to exceed 8.0% (see "--Compensation Arrangements-- Split Dollar Agreement").
 (9) Mr. Grzedzinski waived his bonus compensation for fiscal year 1999.

(10) The Compensation Committee authorized a discretionary cash contribution of $420,000 to the Deferred Compensation Plan in 1999 on behalf of Mr. Grzedzinski. This amount vests in three equal annual increments beginning on the first anniversary of the date of contribution. Also represents an employer matching contribution of $1,619 to Mr. Grzedzinski's account pursuant to the NOVA 401(k) Plan for fiscal year 1999.
(11) Mr. Grzedzinski waived his bonus compensation for fiscal year 1998.
(12) Represents an employer matching contribution to Mr. Grzedzinski's account pursuant to the 401(k) Plan for fiscal year 1998.
(13) Ms. Joseph has waived any bonus compensation for fiscal year 2000 that might be due under the terms of her employment agreement then in effect.
(14) The Compensation Committee authorized a discretionary cash contribution of $96,000 to the Deferred Compensation Plan in 2000 on behalf of Ms. Joseph. This amount vests in three equal annual increments beginning on the first anniversary of the date of contribution.
(15) Represents the value of 25,000 shares of restricted stock granted to Ms. Joseph on May 2, 2000. These shares vest in their entirety ("cliff-vest") on the fourth anniversary of the date of grant, provided that Ms. Joseph is employed by the Company on that date. Ms. Joseph holds an aggregate of 25,000 shares of restricted stock as of December 31, 2000 with a value of $498,438 (calculated by multiplying the closing sale price of the Company's stock on the New York Stock Exchange on December 29, 2000 by the aggregate number of shares held).
(16) Ms. Joseph waived her bonus compensation for fiscal year 1999.
(17) Represents bonus compensation paid to Mr. Scheppmann in connection with his joining the Company. Mr. Scheppmann has waived any bonus compensation for fiscal year 2000 that might be due under the terms of his employment agreement then in effect.
(18) Represents the value of 30,000 shares of restricted stock granted to Mr. Scheppmann on May 24, 2000. These shares vest in four equal annual increments beginning on the first anniversary of the date of grant. Mr. Scheppmann holds an aggregate of 30,000 shares of restricted stock as of December 31, 2000 with a value of $598,125 (calculated by multiplying the closing sale price of the Company's stock on the New York Stock Exchange on December 29, 2000 by the aggregate number of shares held).
(19) Ms. Fuzzell has waived any bonus compensation for fiscal year 2000 that might be due under the terms of her employment agreement then in effect.
(20) The Compensation Committee authorized a discretionary cash contribution of $60,800 to the Deferred Compensation Plan in 2000 on behalf of Ms. Fuzzell. This amount vests in three equal annual increments beginning on the first anniversary of the date of contribution.

Compensation Arrangements

 Employment Agreements

  Mr. Grzedzinski has entered into an amended and restated written employment agreement with the Company effective February 22, 2001 (the "CEO Employment Agreement"). Pursuant to the CEO Employment Agreement, Mr. Grzedzinski is employed by the Company as President and Chief Executive Officer and serves as Chairman of the Board of Directors. Currently, Mr. Grzedzinski receives an annual base salary of $540,000, as may be adjusted from time to time by the Compensation Committee of the Board of Directors (but which shall be reviewed at least annually at the beginning of each fiscal year). In addition, Mr. Grzedzinski has the opportunity to earn at least 50% and up to 150% of his base salary as bonus compensation based upon the Company's achievement of specific net income objectives and other financial and non-financial objectives mutually agreed upon by Mr. Grzedzinski and the Compensation Committee. Mr. Grzedzinski is entitled to participate in all of the Company's employee benefit plans and programs, including any stock option plans adopted by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. The CEO Employment Agreement has an initial term of three years and automatically renews for successive three-year terms unless either party provides written notice to the other party of intent not to renew at least 90 days before the expiration of the then-current term.

  Mr. Grzedzinski's employment with the Company shall terminate upon any of the following events:

  (i) upon the discharge of Mr. Grzedzinski by the Company for "cause" (as defined in the CEO Employment Agreement);

  (ii) upon Mr. Grzedzinski's death;

  (iii) upon Mr. Grzedzinski's physical or mental incapacitation (after 90 days prior written notice by the Company to Mr. Grzedzinski);

  (iv) upon termination of the CEO Employment Agreement after 90 days prior written notice by Mr. Grzedzinski to the Company (i.e., termination by Mr. Grzedzinski without cause);

  (v) upon termination of the CEO Employment Agreement after 90 days prior written notice by the Company to Mr. Grzedzinski (i.e., termination by the Company without cause); or

  (vi) upon termination of the CEO Employment Agreement after 30 days prior written notice by Mr. Grzedzinski to the Company of the occurrence of a "Responsibilities Breach" (as defined below), and the Company fails to cure the Responsibilities Breach within a designated period of time.

  A "Responsibilities Breach" occurs in the event that (i) there is a material diminution in Mr. Grzedzinski's duties and responsibilities; (ii) Mr. Grzedzinski is required to relocate to an office that is more than 35 miles from his current office; (iii) there is a reduction in Mr. Grzedzinski's base salary, a materially adverse change in the terms of his incentive compensation plan, or a material reduction in the benefits provided to Mr. Grzedzinski; or
(iv) the Company materially breaches the CEO Employment Agreement.

  Upon termination of Mr. Grzedzinski's employment by the Company without cause, or the termination or expiration of the CEO Employment Agreement, for whatever reason, within three years after a "Change in Control", as that term is defined in the CEO Employment Agreement, Mr. Grzedzinski shall receive the following payments and benefits: (i) accrued but unpaid base salary and bonus compensation due through the termination date, together with all other benefits required to be provided to Mr. Grzedzinski and his dependents under contract and applicable law; (ii) a lump sum cash payment equal to three times his "Annual Compensation" (as defined in the CEO Employment Agreement) to be paid within 15 days of the termination date; (iii) the immediate vesting of all outstanding stock options and restricted stock and all amounts contributed on his behalf to the Deferred Compensation Plan, and the continuing right to exercise such options for the remaining term of the options; (iv) all benefits normally available under the CEO Employment Agreement shall remain available until the earlier of three years from the termination date or Mr. Grzedzinski's acceptance of employment with another employer; and (v) a "gross-up payment" as defined in the CEO Employment Agreement.

  Upon termination of Mr. Grzedinzski's employment or the expiration or termination of the CEO Employment Agreement (other than within three years after a "Change in Control") as a result of (i) a Responsibilities Breach, as previously defined; (ii) Mr. Grzedzinski's death or physical or mental incapacitation; or (iii) non-renewal by the Company, Mr. Grzedzinski shall receive the following payments and benefits: (i) accrued but unpaid base salary and bonus compensation due through the termination date, together with all other benefits required to be provided to Mr. Grzedzinski and his dependents under contract and applicable law; (ii) a cash payment equal to three times his Annual Compensation to be paid in 24 equal monthly installments; (iii) the immediate vesting of all outstanding stock options and restricted stock and all amounts contributed to the NOVA Corporation Deferred Compensation Plan, and the continuing right to exercise such options for the remaining term of the options; and (iv) all benefits normally available under the CEO Employment Agreement shall remain available until the earlier of three years from the termination date or Mr. Grzedzinski's acceptance of employment with another employer.

  In the event that Mr. Grzedzinski's employment terminates under any of the circumstances outlined above, Mr. Grzedzinski agrees for a period of two years after termination of his employment (i) not to use or disclose any confidential information of the Company; (ii) not to obtain any interest in any entity (other than a less than

5% interest in a corporation) which provides credit card or debit card transaction processing services within the United States; (iii) not to provide managerial, executive, advisory, consulting, sales or marketing services relating to credit card or debit card transaction processing to any person or entity providing such processing services within the United States; (iv) not to solicit or contact, for the purpose of providing products or services similar to those provided by the Company, any customer, merchant, associate bank or independent sales organization of the Company with whom Mr. Grzedzinski had material contact, or about whom Mr. Grzedzinski learned material information, during the last 12 months of Mr. Grzedzinski's employment with the Company; (v) not to persuade or attempt to persuade any such persons or entities, including vendors or suppliers, to terminate or modify their relationship with the Company; and (vi) not to persuade or attempt to persuade any person who is in a sales or management position with the Company, and who was employed by the Company on the date of Mr. Grzedzinski's termination, to terminate or modify his or her employment relationship with the Company.

  Upon termination of Mr. Grzedzinski's employment or the termination or expiration of the CEO Employment Agreement (other than within three years after a "Change in Control") (i) by the Company for cause; (ii) by Mr. Grzedzinski without cause, or (iii) as a result of nonrenewal of the CEO Employment Agreement by Mr. Grzedzinski, Mr. Grzedzinski shall receive the following payments and benefits: (i) accrued but unpaid base salary and bonus compensation due through the termination date, together with all other benefits required to be provided to Mr. Grzedzinski and his dependents under contract and applicable law; (ii) a cash payment equal to his "Termination Base Salary" (as defined in the CEO Employment Agreement) payable in twelve equal monthly installments; and (iii) payment of COBRA premiums, to the extent that Mr. Grzedzinski and/or his dependents are eligible for such coverage.

  In the event that Mr. Grzedzinski's employment terminates under any of the circumstances outlined immediately above, Mr. Grzedzinski shall be obligated to comply with the confidentiality, non-solicitation and non-competition provisions of the CEO Employment Agreement for a period of one year following termination of employment. The Company also has the option of requiring Mr. Grzedzinski to comply with such provisions for a period of two years following the date of termination. If the Company shall elect to do so, the Company shall give notice to Mr. Grzedzinski within 90 days of the date of termination and shall pay him an amount equal to his Annual Compensation payable in twelve equal monthly installments.

  Each of Ms. Joseph, Mr. Scheppmann and Ms. Fuzzell (each, an "Executive") has entered into an amended and restated written employment agreement with the Company effective February 22, 2001 (collectively, the "Executive Employment Agreements"). Pursuant to the Executive Employment Agreements, Ms. Joseph is employed as President and Chief Operating Officer of NOVA Information Systems, Mr. Scheppmann is employed as Executive Vice President and Chief Financial Officer of the Company, and Ms. Fuzzell is employed as Executive Vice President and General Counsel of the Company.

  Currently, Ms. Joseph, Mr. Scheppmann and Ms. Fuzzell receive annual base salaries of $360,000, $300,000 and $250,000, respectively, as may be adjusted from time to time by the Chief Executive Officer (but which shall be reviewed at least annually in each fiscal year). In addition, each Executive has the opportunity to earn up to 100% of his or her base salary as bonus compensation tied to the performance of the Company. Each Executive is entitled to participate in all of the Company's employee benefit plans and programs, including any stock option plans adopted by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. Each of the Executive Employment Agreements has an initial term of two years and automatically renews for successive one-year terms unless either party provides written notice to the other party of intent not to renew at least 180 days before the expiration of the then-current term.

  An Executive's employment with the Company shall terminate upon any of the following events:

  (i) upon the discharge of the Executive by the Company for "Cause" (as defined in the Executive Employment Agreement);

  (ii) upon the Executive's death;

  (iii) upon the Executive's physical or mental incapacitation (after thirty days prior written notice by the Company to the Executive);

  (iv) upon termination of the Executive Employment Agreement after thirty days prior written notice by the Executive to the Company (i.e., termination by the Executive without cause);

  (v) upon termination of the Executive Employment Agreement after written notice by the Company to the Executive (i.e., termination by the Company without cause);

  (vi) upon non-renewal of the Executive Employment Agreement by either party; or

  (vii) upon termination of the Executive Employment Agreement after thirty days prior written notice by the Executive to the Company of the occurrence of a "Responsibilities Breach" (as defined below), and the Company fails to cure the Responsibilities Breach within a designated period of time.

  A "Responsibilities Breach" occurs in the event that (i) there is a material diminution in Executive's duties and responsibilities, subject to certain limitations; (ii) Executive is required to relocate to an office that is more than 35 miles from Executive's current office; (iii) there is a reduction in Executive's base salary, an adverse change in the terms of the Incentive Compensation Plan, or a material reduction in the benefits provided to Executive; or (iv) the Company materially breaches the Executive Employment Agreement.

  Upon termination of an Executive's employment (i) by the Company for "Cause," (ii) by Executive without cause (other than within two years after a "Change in Control", as defined in the Executive Employment Agreement), (iii) by non-renewal of the Executive Employment Agreement by Executive (other than pursuant to a "Responsibilities Breach" or within two years after a "Change in Control"), or (iv) because Executive "quits" or otherwise voluntarily terminates his or her employment (other than pursuant to a "Responsibilities Breach" or within two years after a "Change in Control") (each, a "Termination Exclusion #1"), such Executive will receive accrued but unpaid base salary through the date of termination, together with all other benefits payable to Executive and his or her dependents under applicable law.

  Upon termination of an Executive's employment (i) by the Executive without cause within two years after a "Change in Control;" (ii) by non-renewal of the Executive Employment Agreement by Executive within two years after a "Change in Control;" or (iii) because Executive otherwise "quits" or voluntarily terminates his or her employment within two years after a "Change in Control" (each, a "Termination Exclusion #2"), the Executive is entitled to the following severance package:

  . Payment of accrued but unpaid base salary through the date of termination, together with all other benefits payable to Executive and his or her dependents under applicable law.

  .  A cash payment equal to two times Executive's "Annual Base
     Compensation," payable in one lump sum within 30 days of termination. "Annual Base Compensation" is the greater of (i) Executive's base salary on the date of termination, or (ii) the greatest base salary of Executive in effect during the calendar year immediately prior to the calendar year in which the date of termination occurs.

  . Immediate vesting and exercisability, upon notice of termination, of all amounts contributed to the Deferred Compensation Plan and all stock options, restricted stock and other similar rights that have been granted to Executive as of the date of termination (with one year from termination in which to exercise the "Qualified Options" (as defined in the Executive Employment Agreements)).

  . Continuation of the medical, dental, vision, prescription drug, wellness, or other health care or medical insurance, life insurance and disability insurance coverages provided to Executive immediately prior to termination. Such coverage shall continue until the earlier to occur of
     (i) the expiration of the "Severance Period" (as defined below), or (ii) Executive's employment by another company providing such coverage.

  . Executive shall be entitled to a "gross-up payment," as defined in the Executive Employment Agreement.

  Upon termination of an Executive's employment for any reason other than one of the Termination Exclusions, including but not limited to (i) termination of the Executive Employment Agreement by the Company without cause; (ii) non-renewal of the Executive Employment Agreement by the Company; or
(iii) termination of the Executive Employment Agreement by the Executive because of the occurrence of a Responsibilities Breach, the Executive is entitled to the previously described Termination Exclusion #2 severance package, with the following changes or additions:

  . A supplemental cash payment equal to Executive's bonus compensation earned for the calendar year immediately preceding the year in which the termination date occurs, prorated to reflect the number of days Executive was employed by the Company in the year in which termination occurs. The supplemental payment is to be paid to Executive at the same time as the bonus payment for the prior year; if such bonus payment has already been made, then the supplemental payment is to be paid to Executive within 30 days of the date of termination.

  . If termination occurs within two years after a "Change in Control," the cash payment equal to two times the Executive's Annual Base Compensation shall be paid to Executive in one lump sum within 30 days of termination.

  In circumstances where the severance package is provided to Executive, such Executive agrees for a period of two years after termination of employment (the "Severance Period") (i) not to use or disclose any confidential information of the Company; (ii) not to solicit or contact, for the purpose of providing similar products or services, any customer, merchant, associate bank or independent sales organization of the Company with whom Executive had material contact, or about whom Executive learned material information, during the last 12 months of Executive's employment with the Company; (iii) not to persuade or attempt to persuade any such persons or entities, including vendors or suppliers, to terminate or modify their relationship with the Company; (iv) not to become employed by, perform services for, or have a financial interest in, any other business which will compete with the Company in providing credit card and debit card transaction processing services within the United States; and (v) not to persuade or attempt to persuade any person who is in a sales or management position with the Company, and who was employed by the Company on the date of Executive's termination, to terminate or modify his or her employment relationship with the Company. In the event that an Executive's employment is terminated for one of the Termination Exclusions #1, the Company has the option of requiring the Executive to comply with the non-disclosure, non-solicitation and non-competition provisions of his or her Executive Employment Agreement for a period of either one year or two years following the date of termination. If the Company shall elect to do so, the Company shall give notice to Executive within 30 days of the date of termination, and pay Executive an amount equal to one year's base salary or two years' base salary, respectively, payable in twelve or 24 equal monthly payments, respectively.

  In addition, Mr. Scheppmann's employment agreement with the Company provides for a loan from the Company to Mr. Scheppmann in the principal amount of $500,000. This loan (the "Employee Loan") provides for an interest rate equal to the Company's cost of funds plus 10 basis points and is payable over five years or within 30 days of the end of Mr. Scheppmann's employment, whichever is sooner. As of date of this Proxy Statement, the Employee Loan has not been executed. Mr. Scheppmann's original employment agreement with the Company, dated May 24, 2000 (the "Original Employment Agreement"), also entitled Mr. Scheppmann to the Employee Loan. In addition, the Original Employment Agreement provided for a signing bonus of $75,000 and granted Mr. Scheppmann the following options in the Company's common stock: (i) 125,000 shares, at a price per share equal to the to the closing price on the date of grant, vesting quarterly over eight equal installments; and (ii) 30,000 shares of restricted stock, at a price per share equal to the closing price on the date of grant, vesting annually over four years.

 Split Dollar Agreement

  The Company has entered into a split-dollar agreement with Mr. Grzedzinski dated April 3, 2000 (the "Split-Dollar Agreement"). Pursuant to the Split Dollar Agreement, Mr. Grzedzinski has purchased a cash value life insurance policy in the face amount of $9,923,000 (the "Policy"). The Company pays the premiums on the Policy on behalf of Mr. Grzedzinski (until such time as the policy has sufficient cash value to pay the premiums), and Mr. Grzedzinski has assigned part of the Policy values to the Company as collateral for repayment of the premiums paid by the Company. The Company will be reimbursed for the cumulative premiums it has paid on Mr. Grzedzinski's behalf plus interest at a rate not to exceed 8.0%. The excess cash value and any death benefit will be paid to a trust established by Mr. Grzedzinski.

 Separation Agreement

  Mr. Daily was a party to a written employment agreement with the Company dated June 17, 1998, effective upon consummation of the Company's acquisition of PMT, pursuant to which Mr. Daily was employed as Vice Chairman of the Board of Directors of the Company and President of PMT. Mr. Daily entered into a separation agreement with the Company effective December 31, 1998 (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Daily voluntarily terminated his employment with the Company as of December 31, 1998, although he currently continues to serve as Vice Chairman of the Company's Board of Directors.

  Under the terms of the Separation Agreement, Mr. Daily has executed a General Release and Covenant Not to Sue Agreement which entitles Mr. Daily to receive certain remuneration in addition to the general compensation and benefits to which he is entitled based upon his employment with the Company. The additional remuneration (which is consistent with agreed-upon amounts to be paid pursuant to the terms of his employment agreement) consists of:

  . three lump sum cash payments of $600,000, $810,000 and $810,000 payable on or before December 31, 1999, 2000, and 2001, respectively;

  . all outstanding vested stock options shall continue to be exercisable through the period ending 90 days after service as a member of the Company's Board of Directors terminates;

  . an additional 200,000 unvested stock options granted October 30, 1998 shall continue to vest pursuant to the original vesting schedule so long as he serves as a member of the Company's Board of Directors; and

  . for any period of time during which he and his dependents are eligible to continue their coverage under any group health plan of the Company, the Company shall reimburse him for the monthly premiums (provided that such reimbursement shall not extend beyond two years after his termination of employment).

  In addition, Mr. Daily agreed that, during his service as a member of the Company's Board of Directors and for a period of two years after termination of such service, he shall not use or disclose any proprietary or confidential information of the Company other than on behalf of the Company (or its related entities). Mr. Daily further agreed, for a period of two years following the date of termination of employment (i) not to solicit or contact, for the purpose of providing similar products or services, any customer, merchant, associate bank or independent sales organization of the Company or its related entities (including actively-sought prospects) with whom he had material contact, or about whom he learned material information, during the last 12 months of his service as a member of the Board of Directors of the Company;
(ii) not to persuade or attempt to persuade any such persons or entities, including suppliers or vendors, to terminate or modify their relationship with the Company; (iii) not to become employed by, perform services for, or have a financial interest in, any other business which will compete with the Company or its affiliates in providing credit card and debit card transaction processing services within the United States; or (iv) not to persuade or attempt to persuade any person who was employed by the Company (or a related entity) in a sales or management position on the date of his termination of employment, to terminate or modify his or her employment relationship with the Company or its related entities, as the case may be.

Deferred Compensation Plan

  The Deferred Compensation Plan, established by the Company as of November 1, 1999, permits participating employees (currently senior vice presidents and above) and members of the Board of Directors to elect to defer receipt of a portion of their compensation. The Company also may make discretionary contributions on behalf of participating employees. The Administrative Committee of the Deferred Compensation Plan, which is currently the Compensation Committee of the Board of Directors, may require participating employees to complete a specified number of years of service before they can vest in such discretionary contributions. These deferred amounts are deemed to be invested on behalf of each participating employee in specified hypothetical investment vehicles provided under the Deferred Compensation Plan. The deferred funds are held in a grantor trust established by the Company.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option
Values

  The following table summarizes (i) the aggregate number of options exercised by the Named Executive Officers during the year ended December 31, 2000; and
(ii) the aggregate number and value of options held by the Named Executive Officers at December 31, 2000. The Company has not issued any stock appreciation rights.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                           Number of Securities
                                                          Underlying Unexercised     Value of Unexercised
                           Shares      Value Realized     Options at Fiscal Year    in-the-Money Options at
                         Acquired on  (Market Price at            End (#)           Fiscal Year End ($)(1)
                          Exercise      Exercise Less    ------------------------- -------------------------
   Name                      (#)     Exercise Price) ($) Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- ------------------- ----------- ------------- ----------- -------------
Edward Grzedzinski......   37,500          $9,375          559,331      637,500    $5,802,276    $ 78,906
Pamela A. Joseph........       --              --          164,000      317,500       253,188      78,906
Stephen M. Scheppmann...       --              --           31,250      123,750            --     178,125
Cherie M. Fuzzell.......       --              --           63,750      141,250            --          --

--------
(1) Calculated based upon the closing sale price per share of the Common Stock of $19.9375 on the New York Stock Exchange on December 29, 2000.

Stock Option Grants In Last Fiscal Year

  Options were granted to each of the Named Executive Officers during the fiscal year ended December 31, 2000, as follows:

                       Option Grants In Last Fiscal Year

                                       Individual Grants
                                      --------------------
                                                                       Potential Realizable
                                      % of Total                         Value at Assumed
                          Number of    Options                        Annual Rates of Stock
                         Securities   Granted to Exercise             Price Appreciation for
                         Underlying   Employees   or Base                  Option Term
                           Options    in Fiscal    Price   Expiration ----------------------
   Name                  Granted(#)    Year(3)   ($/sh)(4)    Date      5% ($)     10% ($)
   ----                  -----------  ---------- --------- ---------- ---------- -----------
Edward Grzedzinski......   350,000(1)    9.5%     $21.94    2/24/10   $4,826,500 $12,229,000
Pamela A. Joseph........   175,000(1)    4.8%      21.94    2/24/10    2,413,250   6,114,500
Stephen M. Scheppmann...   125,000(1)    3.4%      29.06    5/24/10    2,280,000   5,790,000
                            30,000(2)     .8%      14.00    8/08/10      264,900     669,000
Cherie M. Fuzzell.......   100,000(1)    2.7%      21.94    2/24/10    1,379,000   3,494,000

--------
(1) These options were granted pursuant to the 2000 Stock Incentive Plan at the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. The options vest in eight equal quarterly installments beginning three months after the date of grant. Under the terms of the 2000 Stock Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(2) These options were granted pursuant to the 1996 Stock Incentive Plan at the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. The options vest in four equal annual installments beginning on the first anniversary of the date of grant. Under the terms of the 1996 Stock Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(3) Represents the percentage of total options granted to all employees in 2000.
(4) The exercise price and tax withholding obligations, related to exercise, may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  David M. Ivey, a director of the Company, is a partner in the law firm of Long Aldridge & Norman LLP ("Long Aldridge"). Long Aldridge provided legal services to the Company during 2000. Management believes that the fees for such services are comparable to those charged by other firms for services rendered to the Company.

  Cherie M. Fuzzell, Executive Vice President and General Counsel of the Company, is married to a partner in the law firm of Powell, Goldstein, Frazer & Murphy LLP ("Powell Goldstein"). Powell Goldstein provided legal services to the Company during 2000. Management believes that the fees for such services are comparable to those charged by other firms for services rendered to the Company.

  Charles T. Cannada, a director of the Company, served as interim Chief Financial Officer of the Company from February to May 2000. In return for this service, Mr. Cannada was granted 25,000 stock options pursuant to the 2000 Stock Incentive Plan at the closing sale price of the Company's common stock on the New York Stock Exchange on the date of grant. The options vest quarterly over a two year period.

  Stephen D. Kane, a director of the Company, is also a director and officer of International Payment Services, Inc. ("IPS") and a principal shareholder of IPS' parent company, International Payment Services, LLC. In 1999, IPS purchased substantially all of the assets owned by CVE Corporation and related subsidiaries of CVE (collectively, "CVE") for an aggregate purchase price of $1.5 million. In connection with this transaction, IPS agreed to collect certain receivables on behalf of CVE. In return for these collection efforts, the parties agreed that IPS would retain a pre-determined percentage of each collected receivable.

        PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") to continue as independent auditors of the Company for the fiscal year ending December 31, 2001, and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young has served as independent auditors of the Company or its predecessor since February 1991. If the shareholders do not ratify the appointment of Ernst & Young, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Proposals of shareholders intended to be included in the Company's proxy materials for the 2002 Annual Meeting of Shareholders or to be presented in person at the 2002 Annual Meeting of Shareholders must be made in writing and received at the Company's principal executive offices not later than December 28, 2001.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the Annual Meeting requiring action of the shareholders, nor does it have any information that other matters will be brought before the Annual Meeting. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                          By Order of the Board of Directors,
                                          /s/ Edward Grzedzinski
                                          Edward Grzedzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
April 27, 2001

                                                                     APPENDIX A

                               NOVA Corporation
                            Audit Committee Charter
                           (Adopted August 5, 1999)

Organization

  The Audit Committee of the Board of Directors ("Audit Committee") of NOVA Corporation (the "Corporation") shall be comprised of at least three directors who are financially astute and independent of management and the Corporation. Members of the Audit Committee shall be considered independent if they are not employed by the Corporation and have no relationship to the Corporation that may, in the opinion of the Board of Directors, interfere with the exercise of their independence from management and the Corporation.

Statement of Policy

  The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of financial reports of the Corporation. The Audit Committee shall endeavor to facilitate free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

Responsibilities

  In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

  In carrying out these responsibilities, the Audit Committee will:

  . Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

  . Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Corporation, and communicate to such auditors that they are ultimately accountable to the Board of Directors and the Audit Committee.

  . Review and concur with management's appointment, termination, or replacement of the Head of Internal Audit. Review the internal audit function of the Corporation, including proposed audit plans, and receive periodic progress reports with respect to pending internal audit projects and summaries of findings from completed internal audit projects.

  . Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible). The chair of the Audit Committee may represent the entire committee for purposes of this review.

  . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

  . Review the Corporation's disclosure in the proxy statement for its annual meeting of shareholders that describes the duties of the Audit Committee under this Charter.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present to discuss corporate accounting, financial reporting and other matters.

  . On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services.

  . Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors and report the results of the annual audit to the Board of Directors.

REVOCABLE PROXY

                               NOVA CORPORATION

               This Proxy is Solicited by the Board of Directors
                  for the 2001 Annual Meeting of Shareholders

     The undersigned hereby appoints Edward Grzedzinski and Cherie Fuzzell, and each of them, as proxies to act for and in the name of the undersigned to vote all shares of Common Stock of NOVA Corporation (the "Company") which the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia 30328 on Wednesday, May 30, 2001 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated on the reverse side.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE SEVEN NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. IF ANY OTHER BUSINESS MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. IN THE EVENT THAT CUMULATIVE VOTING IS IN EFFECT FOR THE ELECTION OF DIRECTORS, THE PROXIES ARE AUTHORIZED TO CUMULATE VOTES SO AS TO ELECT THE MAXIMUM NUMBER OF NOMINEES, SUBJECT TO INSTRUCTIONS TO WITHHOLD VOTES WITH RESPECT TO ONE OR MORE NOMINEES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                               NOVA CORPORATION

                                 May 30, 2001



                Please Detach and mail in the Envelope Provided

  --- Please mark your
A |X| votes as in this
  --- example.

                                        WITHHOLD
                FOR the nominees    AUTHORITY to vote
                listed at right     for the nominees
             (except as indicated)  listed at right
1. The election as    ---                  ---     Nominees: Charles T. Cannada
   directors of the   | |                  | |               Sean T. Erwin
   seven nominees     ---                  ---               Edward Grzedzinski
   listed at right to                                        David M. Ivey
   serve until the 2002 Annual Meeting of                    Pamela A. Joseph
   Shareholders and until their successors are               Stephen D. Kane
   elected and qualified.                                    Stephen E. Wall

To withhold your vote for any individual nominee, strike a line through the nominee's name listed at right.



                                                      FOR  AGAINST   ABSTAIN
2. The ratification of the appointment of Ernst &     ---    ---       ---
   Young LLP as independent accountants of            | |    | |       | |
   the Company for the fiscal year ending             ---    ---       ---
   December 31, 2001.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

If the undersigned elects to withdraw this proxy card at or before the time of the Annual Meeting or any adjournments or postponements thereof and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned may withdraw this proxy card in the manner described above, or by submitting a duly executed and later dated proxy card, or by appearing and voting in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record dated of March 31, 2001.

The undersigned hereby revokes any previous proxies submitted with respect to matters covered by this proxy card.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE


Signature________________________  Signature, if shares are held jointly ________________ Dated ________, 2001

Note:  Please mark this card above and then date and sign this proxy card above exactly as your name appears on the Company's stock records. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be provided and this card executed by a duly authorized officer.